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Exhibit 99.1

SUNOCO REPORTS FIRST QUARTER RESULTS

PHILADELPHIA, April 24, 2003 — Sunoco, Inc. (NYSE: SUN) today reported net income of $86 million ($1.12 per share diluted) for the first quarter of 2003 versus a net loss of $107 million ($1.41 per share diluted) for the 2002 first quarter.

“We have had an excellent start to 2003,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “Financially, our earnings and cash generation for the quarter were quite strong and strategically we took several important steps designed to profitably grow the company.

“For the quarter, we earned $86 million, largely on the strength of much improved Refining and Supply results. The improvement in refining fundamentals and margins that began in late 2002 continued during the recent quarter. Refined product supply, which began the year at below-average inventory levels, was further impacted by reduced crude oil and product supply from Venezuela, a high level of industry-wide refinery maintenance activity and increased product demand associated with the exceptionally cold winter in the U.S. and Europe. Despite significantly higher crude oil and transportation costs, refining margins were very strong, especially in our northeast U.S. refining system. While we experienced some cold-weather-related downtime at our facilities, overall our refineries ran at a very high utilization level and did a good job maximizing and optimizing production during the quarter.

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“The rising crude oil costs, however, did squeeze margins in our Retail Marketing and Chemicals businesses, where price changes tend to lag. Retail Marketing earned $10 million, mostly late in the quarter when crude oil prices began to decline from near $40 per barrel levels. Chemicals lost $4 million for the quarter, as benzene and propylene costs increased sharply ahead of price increases for phenol and polypropylene. The moderation in crude oil prices experienced so far in April should help both of these businesses in the second quarter. Earnings from our Logistics and Coke businesses, at $11 and $10 million, respectively, were up from last year’s first quarter.”

Drosdick continued, “We also announced several transactions that we believe will strengthen and grow Sunoco. In Retail Marketing, we reached agreement to acquire 193 high-quality, company-operated Speedway retail sites, expanding our presence in Florida and elsewhere in the southeastern United States. We also announced our intention to sell our interests in 190 retail sites in Ohio and Michigan, where we expect to continue to supply the outlets through new agreements with Sunoco distributors. In Chemicals, we formed a partnership with Equistar Chemicals, L.P. on March 31, 2003 to secure low-cost propylene supply and acquire additional polypropylene production capacity. Each of these transactions meets our strategic and value criteria for invested capital and is expected to significantly enhance the earnings power of the company.

“Importantly, we have the financial capacity to execute this growth. During the quarter, we closed on our transaction with Equistar ($198 million) and still reduced our net debt by $66 million. We ended the quarter with $459 million of cash, no short-term borrowings and an improved ratio of debt (net of cash) to capital of 40.6 percent. We have also reduced our capital spending expectations for 2003 by $50 million to approximately $470 million. The reduced spending reflects a combination of deferrals and capital cuts, partially offset by accelerated construction of a sulfur plant at our Marcus Hook refinery this year.

“This combination of opportunistic growth and prudent portfolio management will continue to be central to our strategic activities.”

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DETAILS OF FIRST QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $93 million in the current quarter versus a loss of $76 million in the first quarter of 2002. Significantly higher margins in the Northeast and Toledo refining centers and a 5 percent increase in total production volumes led to the much improved results.

In Sunoco’s northeast refining system, realized margins were $5.67 per barrel, up almost $5.00 per barrel from the 2002 first-quarter level. Margins were higher in most products, particularly for heating oil and other distillates and residual fuels due to the exceptionally cold winter and high natural gas prices. Despite some cold-weather-induced reliability issues during the quarter, input to crude units averaged 95 percent of rated capacity and production was up 3 percent versus the year-ago period.

Results were also much improved at the Toledo refinery. Realized margins averaged $5.13 per barrel, up almost $4.00 per barrel from the comparable 2002 quarter. Operating performance was also improved as crude inputs averaged 100 percent of rated capacity during the quarter and production was 12 percent higher than the 2002 first quarter.

Partially offsetting the above improvements were lower results at the Tulsa refinery. The decline was due largely to higher natural gas fuel costs and lower margins for lubricant base oil products.

RETAIL MARKETING

Retail Marketing earned $10 million in the first quarter of 2003 versus a loss of $20 million in the first quarter of 2002. Average retail gasoline margins were 8.3 cents per gallon, up over 5 cents per gallon compared to the prior-year quarter. Also contributing to the improvement were higher retail distillate margins, higher gasoline and distillate sales volumes and improved results from Sunoco’s retail heating oil business. Partially offsetting these positive factors were higher planned expenses.

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CHEMICALS

Chemicals had a loss of $4 million in the first quarter of 2003 versus income of $2 million in the prior-year period. The decline was due largely to lower overall margins resulting from the steady increase in feedstock costs during the quarter. Although selling prices for both polypropylene and phenol increased during the quarter, recovery in the marketplace lagged raw material cost increases and resulted in lower average margins for the quarter. Increased fuel costs due to higher natural gas prices also contributed to the decline. Partially offsetting the negative variances were 4 percent higher sales volumes.

LOGISTICS

Sunoco’s Logistics segment, which is comprised of Sunoco’s 75-percent interest in Sunoco Logistics Partners L.P. (NYSE: SXL) and certain other assets and joint venture interests, earned $11 million in the first quarter of 2003 versus $8 million in the year-ago period. The increase was due largely to higher earnings from Sunoco Logistics Partners L.P. resulting from improved Western crude operations and increased joint-venture income associated with assets acquired in November 2002.

COKE

The Coke business earned $10 million in the first quarter of 2003 versus $7 million in the first quarter of 2002. The first-quarter 2002 results included a $4 million after-tax write-off of accounts receivable related to the bankruptcy of a former long-term contract customer.

CORPORATE AND OTHER

Corporate administrative expenses were $9 million in the current quarter versus $8 million in the comparable quarter last year.

Net financing expenses were $25 million in the first quarter of 2003 versus $20 million in the first quarter of 2002. The increase in net financing expenses was largely due to higher preferential return expenses related to Sunoco’s cokemaking operations.

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Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 730,000 barrels per day of refining capacity, approximately 4,300 retail sites selling gasoline and convenience items, interests in almost 11,000 miles of crude oil and refined product pipelines and 34 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a growing force in petrochemicals with approximately six billion pounds of annual sales, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a proprietary technology, Sunoco also manufactures two million tons annually of high-quality blast furnace coke for use in the steel industry.

Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (April 24, 2003). It can be accessed through Sunoco’s Web site—www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic

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conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s 2002 Form 10-K filed on March 7, 2003 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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Sunoco, Inc.

2003 First Quarter Financial Summary

First Quarter	2003	2002
Revenues	$4,570,000,000	$2,931,000,000
Net Income (Loss)	$86,000,000	$(107,000,000	)*
Net Income (Loss) Per Share of Common Stock:
Basic	$1.12	$(1.41)
Diluted	$1.12	$(1.41	)**
Weighted Average Number of Shares Outstanding (In Millions):
Basic	76.5	75.9
Diluted	77.1	75.9

*	Restated to reflect the adoption of the fair value method of accounting for employee compensation plans effective January 1, 2002.
**	Since the assumed issuance of common stock under stock incentive awards would not have been dilutive, the diluted per share amounts are equal to the basic per share amounts.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

	Three Months Ended March 31
	2003	2002	Variance
Refining and Supply	$93	$(76)	$169
Retail Marketing	10	(20)	30
Chemicals	(4)	2	(6)
Logistics	11	8	3
Coke	10	7	3
Corporate and Other:
Corporate expenses	(9)	(8)	(1)
Net financing expenses and other	(25)	(20)	(5)

Consolidated net income (loss)	$86	$(107)	$193

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Sunoco, Inc.

Financial and Operating Statistics

Certain revisions to Sunoco’s Financial and Operating Statistics have been made to the prior-period amounts to conform to the first quarter of 2003 presentation. The primary changes provide refinery production volumes (instead of the previously reported sales volumes) and realized refining margin per barrel on the basis of production available for sale (instead of the previously reported sales volumes which included purchase-for-sale activity). More detailed information concerning refining throughputs has also been provided. Additionally, the value of internally produced fuel at Sunoco’s refineries and chemical plants, which was previously shown as an operating expense, is now shown as a reduction to realized margins.

	For the Three Months Ended March 31
	2003	2002
TOTAL REFINING AND SUPPLY
Income (Loss) (Millions of Dollars)	$93	$(76)
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$5.35	$1.19
Crude Inputs as Percent of Crude Unit Rated Capacity	96	92
Throughputs (Thousand Barrels Daily):
Crude Oil	700.2	673.8
Other Feedstocks	57.6	47.3

Total Throughputs	757.8	721.1

Products Manufactured (Thousand Barrels Daily):
Gasoline	359.6	352.6
Middle Distillates	238.1	221.1
Residual Fuel	58.7	58.7
Petrochemicals	25.3	30.6
Lubricants	13.2	13.6
Other	93.5	76.4

Total Production	788.4	753.0
Less: Production Used as Fuel in Refinery Operations	36.8	35.8

Total Production Available for Sale	751.6	717.2

*	Wholesale sales revenue less cost of crude oil, other feedstocks, product purchases and related terminalling and transportation.

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Sunoco, Inc.

Financial and Operating Statistics

	For the Three Months Ended March 31
	2003	2002
Northeast Refining System
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$5.67	$.73
Market Benchmark 6-3-2-1 (Per Barrel)	$7.84	$1.08
Crude Inputs as Percent of Crude Unit Rated Capacity	95	93
Throughputs (Thousand Barrels Daily):
Crude Oil	477.5	470.1
Other Feedstocks	50.4	40.0

Total Throughputs	527.9	510.1

Products Manufactured (Thousand Barrels Daily):
Gasoline	253.9	249.4
Middle Distillates	166.3	161.5
Residual Fuel	54.2	55.2
Petrochemicals	18.7	23.0
Other	56.9	44.5

Total Production	550.0	533.6
Less: Production Used as Fuel in Refinery Operations	26.4	26.1

Total Production Available for Sale	523.6	507.5

Toledo Refinery
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$5.13	$1.16
Market Benchmark 4-3-1 (Per Barrel)	$5.90	$2.97
Crude Inputs as Percent of Crude Unit Rated Capacity	100	88
Throughputs (Thousand Barrels Daily):
Crude Oil	139.8	122.9
Other Feedstocks	6.6	6.8

Total Throughputs	146.4	129.7

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Sunoco, Inc.

Financial and Operating Statistics

	For the Three Months Ended March 31
	2003	2002
Toledo Refinery (Continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	89.8	80.3
Middle Distillates	41.4	30.8
Residual Fuel	4.5	3.5
Petrochemicals	6.6	7.6
Other	12.1	15.4

Total Production	154.4	137.6
Less: Production Used as Fuel in Refinery Operations	8.8	7.5

Total Production Available for Sale	145.6	130.1

Tulsa Refinery
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$3.72	$4.19
Market Benchmark 3-1-2 (Per Barrel)	$5.55	$2.33
Crude Inputs as Percent of Crude Unit Rated Capacity	98	95
Throughputs (Thousand Barrels Daily):
Crude Oil	82.9	80.8
Other Feedstocks	.6	.5

Total Throughputs	83.5	81.3

Products Manufactured (Thousand Barrels Daily):
Gasoline	15.9	22.9
Middle Distillates	30.4	28.8
Lubricants	13.2	13.6
Other	24.5	16.5

Total Production	84.0	81.8
Less: Production Used as Fuel in Refinery Operations	1.6	2.2

Total Production Available for Sale	82.4	79.6

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Sunoco, Inc.

Financial and Operating Statistics

	For the Three Months Ended March 31
	2003	2002
RETAIL MARKETING
Income (Loss) (Millions of Dollars)	$10	$(20)
Retail Margin (Per Barrel):
Gasoline	$3.48	$1.25
Middle Distillates	$5.98	$5.67
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	251.2	249.0
Middle Distillates	44.3	37.4

	295.5	286.4

Total Retail Gasoline Outlets, End of Period	4,277	4,137
Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	106	105
Convenience Stores:
Total Stores, End of Period	637	651
Merchandise Sales (M$/Store/Month)	$66	$62
Merchandise Margin (Company Operated)(% of Sales)	24%	25%

CHEMICALS
Income (Loss) (Millions of Dollars)	$(4)	$2
Margin (Cents per Pound) – All Products	5.4	6.4
Sales (Millions of Pounds):
Phenol and Related Products (including Bisphenol-A)	670	627
Polypropylene*	359	359
Plasticizers	157	152
Propylene	190	184
Other	45	49

	1,421	1,371

Margin for Key Products** (Cents per Pound)
Phenol and Related Products***	8.4	6.5
Polypropylene*	8.5	8.9

*	Excludes Epsilon Products Company, LLC polypropylene joint venture.
**	Before terminalling and transportation costs.
***	Consists of margin for phenol and byproducts divided by phenol sales volumes. Excludes margin and sales volumes attributable to a long-term, cost-based contract with Honeywell International Inc.

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Sunoco, Inc.

Financial and Operating Statistics

	For the Three Months Ended March 31
	2003		2002
COKE
Income (Millions of Dollars)	$10		$7
Coke Production (Thousands of Tons)	492		477
Coke Sales (Thousands of Tons)	493		407

CAPITAL EXPENDITURES (Millions of Dollars)
Refining and Supply	$43		$43
Retail Marketing	14		17
Chemicals	4	*	5
Logistics	7		4
Coke	—		1

	$68		$70

*  Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P., which includes its 700 million pounds-per-year, 15-year propylene supply contract with Sunoco, and the acquisition of Equistar’s Bayport polypropylene facility.

DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)
Refining and Supply	$39		$37
Retail Marketing	24		23
Chemicals	11		10
Logistics	7		6
Coke	3		3

	$84		$79

	At March 31 2003		At December 31 2002
BALANCE SHEET INFORMATION (Millions of Dollars)
Cash and Cash Equivalents	$459		$390
Total Borrowings (including Current Portion)	$1,458		$1,455
Shareholders’ Equity	$1,464		$1,394

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

	2002*
	1st	2nd	3rd	4th	Total
Refining and Supply	$(76)	$15	$(18)	$48	$(31)
Retail Marketing	(20)	21	7	12	20
Chemicals	2	(1)	10	17	28
Logistics	8	9	9	7	33
Coke	7	9	14	12	42
Corporate and Other:
Corporate expenses	(8)	(6)	(7)	(5)	(26)
Net financing expenses and other	(20)	(21)	(25)	(25)	(91)
Write-down of assets and other matters	—	(17)	—	(5)	(22)

Consolidated net income (loss)	$(107)	$9	$(10)	$61	$(47)

*	During the fourth quarter of 2002, Sunoco adopted the fair value method of accounting for employee stock compensation plans. In connection therewith, the Company recognized $4 million of after-tax expense in 2002 ($1 million in each quarter) for all unvested stock options attributable to the vesting that occurred in 2002. The first three quarters of 2002 were restated to give retroactive effect to this accounting change.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

2003 First Quarter
Refining and Supply	$93
Retail Marketing	10
Chemicals	(4)
Logistics	11
Coke	10
Corporate and Other:
Corporate expenses	(9)
Net financing expenses and other	(25)

Consolidated net income	$86

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Sunoco, Inc.

Consolidated Statements of Operations

(Millions of Dollars)

	2002*
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$2,918	$3,527	$3,789	$4,065	$14,299
Interest income	1	2	2	2	7
Other income	12	27	21	18	78

	2,931	3,556	3,812	4,085	14,384

COSTS AND EXPENSES
Cost of products sold and operating expenses	2,380	2,780	3,047	3,223	11,430
Consumer excise taxes	428	460	478	468	1,834
Selling, general and administrative expenses	154	146	166	156	622
Depreciation, depletion and amortization	79	82	84	84	329
Payroll, property and other taxes	28	23	25	24	100
Provision for write-down of assets and other matters	—	26	—	8	34
Interest cost and debt expense	26	28	29	28	111
Interest capitalized	—	(1)	(1)	(1)	(3)

	3,095	3,544	3,828	3,990	14,457
Income (loss) before income tax expense (benefit)	(164)	12	(16)	95	(73)
Income tax expense (benefit)	(57)	3	(6)	34	(26)

Net Income (Loss)	$(107)	$9	$(10)	$61	$(47)

*	During the fourth quarter of 2002, Sunoco adopted the fair value method of accounting for employee stock compensation plans. In connection therewith, the Company recognized $4 million of after-tax expense in 2002 ($1 million in each quarter) for all unvested stock options attributable to the vesting that occurred in 2002. The first three quarters of 2002 were restated to give retroactive effect to this accounting change.

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Sunoco, Inc.

Consolidated Statement of Operations

(Millions of Dollars)

2003 First Quarter
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,560
Interest income	3
Other income	7

4,570

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,701
Consumer excise taxes	437
Selling, general and administrative expenses	160
Depreciation, depletion and amortization	84
Payroll, property and other taxes	27
Interest cost and debt expense	28
Interest capitalized	(1)

4,436
Income before income tax expense	134
Income tax expense	48

Net Income	$86

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